Exhibit 4.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO RADCOM LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

AMENDMENT TO STATEMENTS OF WORK

(SoW [**])

This amendment (this “Amendment”) is entered into this day of February 21, 2024 by and between Rakuten Mobile, Inc. (“Rakuten”) and RADCOM Ltd. (“RADCOM”) (each of Rakuten and RADCOM a “Party” and collectively the “Parties”).

WHEREAS, the Parties have entered into that certain Master Software and Professional Services Agreement entered into by the Parties and dated May 21, 2019 (“MSPSA”); and

WHEREAS, in furtherance thereof and pursuant to the MSPSA, the Parties have entered that certain Statement of Work No. [**] ([**] collectively the “Covered SoWs”); and

WHEREAS, the parties desire to extend the term of the Covered SoWs, amend the consideration payable for the Services (as defined below) under the Covered SoWs and set forth certain additional terms and conditions with respect to the Covered SoWs or any one of them, as set forth in this this Amendment;

NOW WHEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Effect of MSPSA. The Parties acknowledge and agree that this Amendment is entered into pursuant to and subject to the MSPSA, which is hereby incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that in the event of a conflict between this Amendment and the MSPSA, the terms and conditions of this Amendment will govern.

2.	Extension of the Term of the Covered SoWs.

a.	Notwithstanding anything to the contrary in any Covered SoW (i) the term of all Covered SoW is hereby extended until [**] (the “Extended Term”) and (ii) following the Extended Term all Covered SoW shall renew automatically for [**] periods (each a “Renewal Period”) unless Rakuten provides written notice to RADCOM of its election not to renew the Covered SoWs, at least [**] prior to the expiration of the Extended Term or the then effective Renewal Period, as applicable. The Extended Term plus all applicable Renewal Period shall be referred to as the “Term” of each respective Covered SoW.

b.	The Covered SoWs may be terminated for cause by either Party as follows:

i.	In the event that the other Party is in breach of its obligations under any Covered SoW or the MSPSA and has failed to cure such breach within thirty (30) days of notice thereof; provided that, such notice period shall be reduced to seven (7) days in the event of a breach the Terms of Use or the other Party’s confidentiality obligations hereunder and under the MSPSA;

ii.	Immediately if the other Party makes any assignment for the benefit of creditors or a general arrangement with creditors or commits any act of bankruptcy or files a petition under any bankruptcy or insolvency law, or if such a petition filed against it is not dismissed within sixty (60) days or if the other Party discontinues business or adopts a resolution providing for dissolution or liquidation

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c.	If the Covered SoWs are terminated in accordance with Subsection 2.b.;, neither Party shall have any further obligations under the Covered SoWs; provided, however, that Rakuten shall be obligated to pay for any and all Services performed prior to the termination.

3.	Amendment to the Consideration Payable under the Covered SoWs. [**].

4.	Amendment to the Scope of Services under SoW 1.1. The Scope of Service under SoW [**] is hereby amended such that as of May 1, 2024, it shall include the services set forth in Exhibit B (“Additional Services”) attached hereto.

5.	Purchase Order. Within Five (5) business days of execution of this Amendment, Rakuten shall issue a purchase order to RADCOM for the Services for the period of the Extended Term. The Parties acknowledge and agree that the purchase order is issued for administrative purposes only and that no additional terms shall be set forth in the purchase order. In the event that the purchase order set forth any additional or conflicting terms or conditions, such terms shall be null and void.

6.	Miscellaneous

a.	No Other Changes. Except as expressly set forth in this Amendment, the Covered SoWs shall remain unchanged and in full force and effect.

b.	Entire Agreement. This Amendment, including all exhibits and documents incorporated by reference, constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained herein. All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Amendment are expressly superseded by this Amendment. The Parties do not intend that the provisions of this Amendment be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. There are no conditions precedent to the effectiveness of this Amendment other than any expressly stated herein.

c.	Severability. If any provision of this Amendment shall be declared void by competent court, the validity of any other provision and of the entire Amendment shall not be affected thereby. Where such a provision is held to be unenforceable, the Parties shall use commercially reasonable endeavors to negotiate and agree upon an enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the unenforceable provision.

d.	Waiver. The failure at any time of either Party to enforce any of the provisions of this Amendment, or any right with respect thereto or to exercise any option herein provided, shall in no way be construed to be a waiver of such provisions, rights or options, or in any way to affect the validity of this Amendment.

e.	Governing Law and Dispute Resolution. For the avoidance of doubt, the provisions of Article 17 (Governing Law and Dispute Resolution) of the MSPSA are hereby incorporated herein by reference and shall apply hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representative.

RAKUTEN MOBILE, Inc.		RADCOM Ltd.

By:	/s/ [**]	By:	/s/ Hadar Rahav
Name:	[**]	Name:	Hadar Rahav
Title:	[**]	Title:	CFO 2/21/2024

		By:	/s/ Idan Alfa
		Name:	Idan Alfa
		Title:	Finance Manager
Date:	01/03/2024	Date:	2/21/2024

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EXHIBIT A:

SERVICE FEE AND PAYMENT TERMS

[**]

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EXHIBIT B:

ADDITIONAL SERVICES

The following services shall be added to the Scope of Services of SoW [**]:

[**]

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